Exhibit 5.1
September 7, 2023

American Equity Investment Life Holding Company
6000 Westown Parkway
West Des Moines, IA 50266

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President and Associate General Counsel – Securities and Corporate Governance, and Assistant Secretary of American Equity Investment Life Holding Company (the “Company”). I have acted in such capacity in connection with the registration statement on Form S-8 (the “S-8”) the Company will file on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “`33 Act”). The S-8 relates to the registration of 3,000,000 (three million) shares of the Company’s Common Stock, par value $1.00 per share (the “Shares”), available for future issuance under the American Equity Investment Life Holding Company 2023 Equity Incentive Plan (the “2023 Plan”). I am admitted to practice law as “house counsel” in the State of Iowa to provide legal services to the Company.

I am furnishing the opinion below in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the SEC promulgated under the `33 Act in connection with the filing of the S-8.

In furnishing this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (i) corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Shares, (iii) certificates of officers of the Company and of public officials, and (iv) the S-8 and the exhibits thereto. For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to relevant facts I have not independently established or verified, I have relied upon statements and representations of the officers and other representatives of the Company. I have also assumed that (i) an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent; (ii) the issuance of the Shares will be duly recorded in the books and records of the Company; (iii) each award agreement and the issuance of any Shares will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto; and (iv) the Company will deliver to each recipient a prospectus satisfying the applicable requirements thereof.

Exhibit 5.1
My opinion herein is subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of the laws of any jurisdiction other than those laws of the State of Iowa that, in my experience, are normally applicable to transactions of the type contemplated by the S-8 with respect to the offer and sale of the Shares, including the Iowa Business Corporation Act (the “IBCA”), and the reported judicial decisions interpreting those laws. I do not find it necessary for the purposes of the opinion, and accordingly do not cover herein, the application of the securities or “blue sky” laws of the various states to the sale of the Shares. The opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and I neither have nor assume any obligation to revise or supplement this opinion after the date of effectiveness of the S-8 should the IBCA or other relevant laws be changed by legislative action, judicial decision, or otherwise after the date hereof.

Based upon the foregoing, and subject to the further limitations and qualifications set forth above, I am of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company and, are, when the Shares are issued to the 2023 Plan participants in accordance with the terms and conditions of the 2023 Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion with the SEC as an exhibit to the S-8. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the `33 Act or the rules and regulations of the SEC.

Sincerely,

/s/ Mark A. Schuman